The Annual Meeting of
Van Kampen American Capital California Municipal Trust held on June 26, 1998


1.       PROPOSAL I

         Election of Directors.

         To vote for the election of Class III trustees, the nominees named below to serve until the later of the Annual Meeting of Shareholders in 2001 or their respective successors are duly elected and qualified.

                                    Number of Shares/Votes

                                    For               Authority Withheld

         Don G. Powell 98.92%       2,185,276.691     23,958.525
         Hugo Sonnenschein 98.92%   2,185,276.691     23,958.525

2.       PSOPOSAL II

         To ratify the selection of KPMG Peat Marwick LLP as independent accountants.

         For             2,173,995.216
         Against             3,400.000
         Abstain            31,840.000



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VAN KAMPEN AMERICAN CAPITAL
CALIFORNIA MUNICIPAL TRUST REMARKETED PREFERRED
JUNE 26, 1998


                                        % of Outstanding
                           No. of Shares     Shares           % of Shares Voted

1.       To vote for the election of the Preferred Class III trustee:
         Theodore A. Myers

Affirmative                394.000          98.500%           100.000%
Withhold                     0.000           0.000%             0.000%

TOTAL                      394.000          98.500%           100.000%

2. To ratify the selection of KPMG Peat Marwick LLP as independent accountants.

Affirmative                394.000          98.500%           100.000%
Against                      0.000           0.000%             0.000%
Abstain                      0.000           0.000%             0.000%

TOTAL                      394.000          98.500%           100.000%